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EXHIBIT 5

CREDIT FACILITATION AGREEMENT

1.    Parties.    The Parties to this Credit Facilitation Agreement are Gottschalks Inc., a Delaware Corporation, and The Harris Company, a California Corporation.

2.    Definitions.    As used herein, the following terms shall have the meanings ascribed to them, as follows:

  (a)
  "Assignment of Sale Proceeds" means an instrument or document legally sufficient to transfer to Credit Facilitator all of Corporation's interest in and to the Park 41 Proceeds, and in form satisfactory to Credit Facilitator.

  (b)
  "Bank" means Bank of America, N. A., a national banking association, Inland Regional Reg. Comm. Center, Unit 1496, 3650 14th Street Riverside, California 92501.

  (c)
  "Bank's Fees, Expenses and Costs" means the standard fees, expenses, and costs charged by Bank to Credit Facilitator with respect to issuing, processing and otherwise administering the Standby Letters of Credit.

  (d)
  "Beneficiary" means General Electric Capital Corporation, 350 South Beverly Drive, Suite 200, Beverly Hills, CA 90212.

  (e)
  "Collateral" means the Park 41 Proceeds.

  (f)
  "Corporation" means Gottschalks Inc.

  (g)
  "Credit Facilitator" means The Harris Company, a California corporation.

  (h)
  "Credit Facilitation Agreement" means this Credit Facilitation Agreement.

  (i)
  "Payment" means payment to Beneficiary by Bank in accordance with and pursuant to the Standby Letter of Credit.

  (j)
  "Park 41 Proceeds" means the net proceeds of sale of Corporation's ownership interest in and to 7 River Park Place East, Fresno, California 93720 in whatever form such ownership interest may be legally held.

  (k)
  "Secured Obligation" means Corporation's obligation to comply with and completely discharge each and everyone one of its obligations with respect to and under this Credit Facilitation Agreement, including, but not limited to, the obligations stated in Paragraph 4 and Paragraph 5.

  (l)
  "Standby Letter of Credit" means an Irrevocable Standby Letter of Credit issued by Bank in favor of Beneficiary, in the amount of seven million dollars ($7,000,000), expiring by its terms on June 30, 2002, automatically extended to and including October 28, 2002, but not beyond, in the event Corporation files a petition under the United States Bankruptcy Code or makes an Assignment for the Benefit of Creditors, and otherwise containing such language as may be satisfactory to Credit Facilitator and Beneficiary at the time of issuance by Bank.

3.    Standby Letter of Credit.    Credit Facilitator shall cause the Standby Letter of Credit to be issued by Bank and delivered to Beneficiary forthwith.

4.    Corporation to Pay Credit Facilitator Any Payment to Beneficiary by Bank.

        (a)    Payment from Park 41 Proceeds.    Corporation shall pay to Credit Facilitator from the Park 41 Proceeds, on demand and in immediately available funds, the amount of any Payment to Beneficiary by Bank plus interest at the rate of ten percent (10%) per annum from the date of Payment to Beneficiary by Bank to the date of payment to Credit Facilitator.

        (b)    Corporation Debt—Unsecured Obligation.    Corporation shall be indebted, and continue to be indebted until satisfied, for and with respect to any Payment to Beneficiary by Bank in the event payment shall not be made for any reason or to any extent from the Park 41 Proceeds, such indebtedness to be a general and unsecured obligation.

5.    Corporation to Pay Credit Facilitator Bank's Fees, Expenses and Cost.    Corporation shall pay to Credit Facilitator, on demand and in immediately available funds, the Bank's Fees, Expenses and Costs plus Interest at the rate of ten percent per annum from and after five (5) business days of demand to the date of payment to Credit Facilitator.

6.    Security Interest in the Collateral.

        (a)    Security Interest.    As security for the prompt and complete performance of the Secured Obligation, Corporation hereby grants to Credit Facilitator a continuing security interest in the Collateral.

        (b)    Further Assurances.    Corporation agrees that it shall cooperate with Credit Facilitator and shall execute and deliver, or cause to be executed and delivered to Credit Facilitator all instruments and other documents, and, shall take all further action, at its expense, from time to time reasonably requested by Credit Facilitator, in order to maintain a continuing first-priority, perfected security interest in the Collateral in favor of Credit Facilitator, and to enable Credit Facilitator to exercise and enforce its rights and remedies hereunder with respect to the Collateral, and shall perform any and all acts deemed reasonably necessary by Credit Facilitator to carry into effect the terms, conditions, and provisions of this Credit Facilitation Agreement and the transactions connected with it. Should Corporation fail to execute or deliver any such instruments and documents, or to perform any such acts, Corporation Agrees and acknowledges that Credit Facilitator may execute and deliver the same and perform such acts in the name of Corporation and on its behalf as its attorney-in-fact.

        (c)    Credit Facilitator As Corporation's Attorney-in-Fact.    Corporation hereby irrevocably appoints Credit Facilitator as its attorney-in-fact to arrange for the transfer to Credit Facilitator of the Collateral at any time. Corporation grants to Credit Facilitator a power of attorney coupled with an interest to execute all agreements, forms, applications, documents and instruments and to take all actions and do all things as could be executed, taken or done by Corporation in connection with the protection, preservation and realization of the Collateral or this Credit Facilitation Agreement.    This power of attorney is irrevocable and coupled with an interest, and, authorizes Credit Facilitator to act for Corporation in connection with matters described herein without notice to or demand upon Corporation.

        (d)    Indefeasible Payment and Release of Collateral    The Secured Obligation shall not be considered indefeasibly paid for purposes of this Credit Facilitation Agreement unless and unless and until all payments to Credit Facilitator are no longer subject to any right on the part of any person, including Corporation, Corporation as a debtor in possession, or trustee (whether appointed under the Bankruptcy Code or otherwise) of Corporation, or any of Corporation Assets, to invalidate or set aside such payments or seek to recoup the amount of such payments or portion thereof, or to declare same to be fraudulent or preferential, provided, however, that Credit Facilitator shall release its security interest in the Collateral at such time as the Secured Obligation has been fully and finally discharged. In the event that, for any reason, any portion of such payments to Credit Facilitator are set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revised and continued in full force and effect as if the payment or payments had not been made.

        (e)    Termination of Standby Letter of Credit and Release of Collateral.    The Letter of Credit may be terminated in advance of the expiration date, or reduced in amount, upon and in accordance with the terms and conditions of the agreement of Credit Facilitator, Corporation and Beneficiary. Credit Facilitator intends to release the Collateral in whole or in part, as the case may be, upon realization of the Park 41 Proceeds, complete satisfaction of Corporation's obligation as stated in Section 4, the irrevocable termination or reduction in amount of the Standby Letter of Credit, and agreement in all particulars by Corporation and Beneficiary. Credit Facilitator shall be the sole judge of whether the contemplated and forthcoming agreement when presented will be sufficient to effectuate Credit Facilitator's intent as expressed herein, and if not, Creditor Facilitator shall not be required, and nothing stated shall be interpreted to so require, to enter into the agreement.

7.    Subordination by Beneficiary.    Beneficiary shall subordinate any security interest it may have or be entitled to have by any agreement in and to Collateral to the security interest of Creditor Facilitator created therein by this Credit Facilitation Agreement, such subordination to be in such form as may be satisfactory to Credit Facilitator.

8.    Corporation to Deliver to Credit Facilitator Assignment of Sale Proceeds.    Corporation shall deliver the Assignment of Sale Proceeds forthwith.

9.    Warranties and Representations.    Corporation warrants and represents that:

        9.1    Corporation is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

        9.2    The execution, delivery and performance of this Credit Facilitation Agreement are within Corporation's powers, are not in conflict with the terms of the Certificate of Incorporation or By-Laws or other organizational agreement or instrument of Corporation, and will not constitute an event of default under any material contact, obligation, indenture or other instruments to which Corporation is a party; and there is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Corporation which would be contravened by the execution, delivery, performance or enforcement of this Credit Facilitation Agreement.

        9.3    Corporation has taken all corporate action necessary to authorize the execution and delivery of this Credit Facilitation Agreement, and the consummation of the transactions contemplated hereby and thereby. Upon its execution and delivery in accordance with the terms hereof, this Credit Facilitation Agreement will constitute the legal,valid and binding agreement and obligation of Corporation, enforceable against Corporation in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

10.    Remedies Upon Default.    Credit Facilitator shall be entitled to pursue any and all remedies, at law and in equity, that may be available to it. Nothing in this Credit Facilities Agreement shall be deemed to mean or be interpreted to mean that Credit Facilitator is constrained or limited in any way or to any extent in pursuing a remedy or remedies that may be available under any law or regulation, state or federal.

11.    Attorney's Fees.    If it becomes necessary for either of the Parties to take any action to enforce this Credit Facilitation Agreement, or any of its terms, the prevailing party shall be entitled to reasonable attorneys' fees and all costs.

12.    General Provisions.

        12.1    No Implied Waiver.    No act, failure, or delay by Credit Facilitator shall constitute a waiver of any of its rights and remedies. No single or partial waiver by Credit Facilitator of any provision of this Credit Facilitation Agreement,, or of a breach or default hereunder, or of any right or remedy which Credit Facilitator may have, shall operate as a waiver of any other provision, breach, default, right, or remedy or of the same provision, breach, default, right, or remedy on a future occasion. No waiver by Credit Facilitator shall affect its rights to require strict performance of this Credit Facilitation Agreement.

        12.2    Notices.    All notices, consents or waivers required or permitted in this Credit Facilities Agreement shall be in writing and be deemed to have been duly given (a) when delivered to the recipient personally; (b) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the recipient as set forth below; or (c) upon electronically verified transmission by facsimile, whichever is earlier. A party may change its address for notice by any notice given in accordance herewith.

If to Corporation:	James R. Famalette President and CEO Gottschalks Inc. 7 River Park Place East Fresno, CA 93720
Phone: 559-434-4826 Fax: 559-434-4804
With a copy to:	Michael S. Geele Senior Vice President and CFO Gottschalks Inc. 7 River Park Place East Fresno, CA 93720
Phone: 559-434-4744 Fax: 559-434-4666
If to Credit Facilitator:	Jorge Pont President and CEO The Harris Company c/o El Corte Ingles, S.A. Hermosilla 112 28009—Madrid SPAIN
Phone: 011 34 91 406 8509 Fax: 011 34 91 402 3103
With a copy to:	Thomas H. McPeters, Esq. McPeters McAlearney Shimoff & Hatt, APC 4 West Redlands Boulevard, 2nd Floor P.O. Box 2084 Redlands, California 92373
Phone: (909) 792-8919 Fax: (909) 792-6234

        12.3    Successors and Assigns.    This Credit Facilitation Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto; provided, however, that Corporation may not assign this Credit Facilitation Agreement nor delegate any of its duties hereunder without Credit Facilitator's prior written consent and any prohibited assignment shall be absolutely void. Credit Facilitator may assign this Credit Facilitation Agreement and its rights and duties hereunder and no consent or approval by Corporation is required in connection with any such assignment.

        12.4    Section Headings.    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Credit Facilitation Agreement.

        12.5    Amendments in Writing.    This Credit Facilitation Agreement cannot be changed or terminated orally, but only by a writing signed by each party hereto. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Credit Facilitation Agreement

        12.6    Counterparts; Facsimile Execution.    This Credit Facilitation Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Credit Facilitation Agreement. Delivery of an executed counterpart of this Credit Facilitation Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Credit Facilitation Agreement. Any party delivering an executed counterpart of this Credit Facilitation Agreement by facsimile also shall deliver a manually executed counter-part of this Credit Facilitation Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforce-ability, and binding effect of this Credit Facilitation Agreement.

        12.7    Entire Agreement.    This Credit Facilitation Agreement represents the entire agreement of the Parties and supersedes all agreements and understandings relating to the subject matter hereof.

        12.8    Governing Law; Severability Of Provisions.    This Credit Facilitation Agreement shall be deemed to have been made in the State of California and the validity, enforceability, construction, interpretation and enforcement of this Credit Facilitation Agreement and the rights of the parties hereto shall be determined under, governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law. If any provision of this Credit Facilitation Agreement shall be determined to be invalid, void or illegal, such provision shall be construed and amended in a manner which would permit its enforcement, but in no event shall such provision affect, impair or invalidate any other provision hereof.

        12.9    Jurisdiction and Venue; Waiver of Jury Trial.    The parties hereto agree that all actions or proceedings arising in connection with this Credit Facilitation Agreement shall be tried and litigated only in the state courts located in the County of San Bernardino, State of California, or in the federal courts located in the County of Riverside, State of California. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO OR IN ANY WAY RELATED TO THIS AGREEMENT. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION OF THE AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        12.10    Time is of Essence.    Time is of the Essence for this Credit Facilities Agreement.

SIGNATURE PROVISION ON FOLLOWING PAGE

GOTTSCHALKS INC., A Delaware Corporation
By:	/s/ JAMES R. FAMALETTE James R. Famalette President and Chief Executive Officer
By:	/s/ MICHAEL S. GEELE Michael S. Geele Senior Vice President and Chief Financial Officer

THE HARRIS COMPANY, A California Corporation
By:	/s/ JORGE PONT Jorge Pont President and Chief Executive Officer
By:	/s/ THOMAS H. MCPETERS Thomas H. McPeters Chief Financial Officer and Secretary

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CREDIT FACILITATION AGREEMENT